Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Appointment of New Independent Director

Dallas, Texas – April 1, 2021 - Capital Southwest Corporation (“Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, announced the appointment of Ramona L. Rogers-Windsor as a new independent member of its board of directors on March 26, 2021.

Ms. Rogers-Windsor is a senior finance executive with over 38 years of experience across multiple segments of the financial services industry including global investment management, public accounting audit, life insurance financial risk underwriting and retail brokerage. Ms. Rogers-Windsor spent 23 years in investment management with Northwestern Mutual, most recently as Managing Director and Portfolio Manager from 2012-2019. Prior to her role in asset management, from 1990 through 1996, Ms. Rogers-Windsor developed financial underwriting standards for life and disability insurance and consulted on large cases for Northwestern Mutual, culminating in her role as Underwriting Standards Financial Officer Ramona’s early career was with Robert W. Baird & Co., a Northwestern Mutual subsidiary, in trading and sales and at Arthur Andersen, LLP as an auditor. In March 2021, Ramona joined the Cohen & Steers Funds board and since December 2020, has served as a Board Trustee for Thomas Jefferson University in Philadelphia. Her past non-profit board experience includes Milwaukee Film from 2016 through 2019, The Girl Scouts of Milwaukee from 1987 through 1991, and University School of Milwaukee from 2004 through 2010. Ms. Rogers-Windsor holds a Bachelor of Science in Accounting from Marquette University, a U.S. CPA license and is a CFA Charterholder.

“We are thrilled that Ramona will be joining the Capital Southwest Board. She has a long track record of leadership as a distinguished operating executive and will bring valuable experience, wisdom and a unique perspective that will be additive to the Capital Southwest Board. I very much look forward to her input as we continue our growth as a company,” commented Bowen Diehl, Capital Southwest’s President and Chief Executive Officer.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $313 million in net assets as of December 31, 2020. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829